Exhibit 1.01

CONFLICT MINERALS REPORT

INTEL CORPORATION

IN ACCORD WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934

This Conflict Minerals Report (Report) of Intel Corporation (Intel or we) for the year ended December 31, 2019 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are currently limited to tantalum, tin, and tungsten.

The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “necessary conflict minerals”). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, the registrant must conduct due diligence to determine if the necessary conflict minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries.

Overview of Intel’s Responsible Minerals Program and Commitment to Responsible Sourcing

As set forth in our Responsible Minerals Sourcing Policy, Intel is committed to the responsible sourcing of minerals, which we define as sourcing done in an ethical and sustainable manner that safeguards the human rights of everyone in our global supply chain. Intel’s responsible minerals program continues to expand in scope to include additional minerals, such as cobalt, and to examine human rights risks in Conflict-Affected and High-Risk Areas (CAHRAs) globally, as defined by the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”). While the focus of this Report is on conflict minerals and the Covered Countries, we are electing to also describe the proactive due diligence we began several years ago around cobalt. Cobalt is used in our next-generation microprocessor manufacturing technology; in following through with our commitment to pursuing responsible minerals sourcing, we have included a separate section discussing our program’s efforts to address cobalt.

As we expand our program, we also continue to strengthen our approach for responsible sourcing of conflict minerals and to support the improvement of conditions of the mining communities in the Covered Countries. Many of our hardware products contain tantalum, tin, tungsten, and/or gold necessary to the functionality or production of those products. Conflict minerals are obtained from sources worldwide, and our desire is not to eliminate those originating in the Covered Countries and other CAHRAs, but rather to obtain conflict minerals from sources that do not directly or indirectly finance or benefit armed groups or contribute to human rights abuses. We believe that it is important for us and other companies to support responsible in-region mineral sourcing from the Covered Countries and other CAHRAs, in order to not negatively affect the economies of such countries.

We have worked extensively for over a dozen years on the issue of conflict minerals, as part of our work on responsible mineral sourcing. We recognize that broad collaborative efforts among governments, non-governmental organizations, civil society experts, and industry are needed to identify and mitigate the risk of contributing to serious human rights abuses and conflict related to mineral extraction in the Covered Countries. Intel is a steering committee member of the Responsible Minerals Initiative (RMI), unique member code INTC, and active contributor to multiple RMI sub-teams.

Intel is also an active member of the OECD Multi-Stakeholder Steering Group, which advises on implementation for the OECD Guidance, and the European Partnership for Responsible Minerals, where we collaborate with companies in the electronics and other industries (e.g., jewelry, automotive, medical instrumentation, and others) and other stakeholders, such as public authorities and civil society groups, to address responsible mineral sourcing issues. Additionally, we are members of, and provide support to, the International Tin Association’s International Tin Supply Chain Initiative (iTSCi) and the Public-Private Alliance for Responsible Minerals Trade (PPA), which promote responsibly sourced minerals from the Covered Countries. We are also part of the CRAFT Code Committee, which assisted in the development of the Code of Risk-mitigation for Artisanal and Small-Scale Mining engaging in Formal Trade (CRAFT).

Additionally, in 2019, Intel participated in a PPA-organized delegation visit to the DRC and Rwanda to provide a customer voice and collaborate with key partners and stakeholders in strengthening due diligence and credible traceability measures. This delegation included meetings with government leaders and human rights advocates as well as visits to several mine sites and direct interaction with miners. Intel believes that maintaining a connection to upstream actors, local communities, and regulating bodies is important in refining industry-wide processes and standards as well as in setting strategies that aim to improve conditions in the region.

Products and Supply Chain Description

The Intel products we manufactured or contracted with others to manufacture that may contain necessary conflict minerals, and which are covered in this Report, are our microprocessor and chipset products, including Celeron®, Pentium®, Intel® Core™, Intel® Xeon®, Intel® Quark™, and Intel Atom® processors; Intel® Agilex™, Intel® Stratix®, Intel® Arria®, Intel® Cyclone®, and Intel® MAX® FPGAs; Intel® eASIC™ ASICs; Intel® Enpirion® Power Solutions and Mobileye EyeQ® family of system-on-chip (SoC) devices; and our other server products, networking products, boards and kits, memory and storage products, and our other Mobileye products.

Most of our hardware products, primarily microprocessors, chipsets and their packages, are manufactured in our own network of fabrication facilities (fabs). Intel also sells products that are manufactured for us by other companies and products that include ready-made component parts that we purchase from third parties. Although many of our hardware products contain conflict minerals, we do not purchase ore or unrefined conflict minerals from mines. We are many steps removed in the supply chain from the mining of minerals and are therefore considered a “downstream” purchaser. We purchase materials used in our products from a large network of suppliers; some of those materials contribute necessary conflict minerals to our products. The origin of minerals cannot be determined with any certainty once the ores are smelted, refined and converted to ingots, bullion or other derivatives. The smelters and refiners (referred to as “facilities”) are consolidating points for ore and are in the best position in the total supply chain to know the origin of the ores. We rely on our suppliers to assist with our reasonable country of origin inquiry and due diligence efforts, including the identification of smelters and refiners, for the minerals contained in the materials which they supply to us.

Design of Responsible Minerals Program

The design of Intel’s responsible minerals program is in conformity with the OECD Guidance specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our responsible minerals program as they relate to the five-step framework from the OECD Guidance. While our program encompasses a broader scope of minerals and regional areas, the summary of Steps 2 through 5 below focuses on the application of our program to conflict minerals and the Covered Countries.

1.	Maintain strong company management systems:

•

Responsible Minerals Sourcing Policy: Maintain a supply chain policy for minerals originating from CAHRAs, including conflict minerals originating from the Covered Countries. This policy outlines our commitment to responsible mineral sourcing from CAHRAs, our commitment to exercise due diligence consistent with the OECD Guidance, and expectations that our suppliers have similarly established due diligence programs. Our policy is publicly available and can be found at www.intel.com/conflictfree.

•

Internal Responsible Minerals team: Operate an internal responsible minerals team led by our Global Supply Chain organization to implement our Responsible Minerals Sourcing Policy. We review such efforts with our Chief Executive Officer (CEO) and senior management of our Technology, Systems Architecture, and Client Group (TSCG).

•

Supply chain control system: Employ a supply chain system of controls and transparency through the use of due diligence tools such as the Conflict Minerals Reporting Template (CMRT), a supply chain survey designed by the RMI to identify the smelters and refiners that process the necessary conflict minerals contained in our products and the country of origin of those conflict minerals. We employ a database to assess due diligence information and maintain records relating to our responsible minerals program for at least five years, in accordance with our record retention guidelines.

•

Supplier engagement: Feature requirements related to responsible mineral sourcing in our standard template for supplier contracts and specifications so that current and future suppliers are obligated to comply with our policies on responsible minerals sourcing, including participation in a supply chain survey and related due diligence activities. We communicate our Responsible Minerals Sourcing Policy and contractual requirements to relevant suppliers annually.

•

Company grievance mechanism: Enable employees, suppliers and other stakeholders to report any concerns relating to our responsible minerals program through our online corporate responsibility reporting and grievance mechanism found on our company website at https://www.intel.com/content/www/us/en/corporate-responsibility/corporate-responsibility.html.

2.	Identify and assess risks in our supply chain:

•

Identify smelters/refiners in our supply chain: Identify direct suppliers that supply products to Intel that may contribute necessary conflict minerals to our products. Conduct an annual supply chain survey requesting those direct suppliers to provide a conflict minerals declaration, using the CMRT, designed to identify the conflict minerals contained in the products they supply to Intel, the smelters and refiners that processed those conflict minerals, and the country of origin of those conflict minerals. We evaluate the completeness and accuracy of the suppliers’ survey responses and contact suppliers whose survey response we identified as having contained incomplete or potentially inaccurate information in order to seek additional clarifying information.

•

Identify the scope of the risk assessment: Our risk assessment is designed to identify risks in our supply chain. This includes direct suppliers not meeting our contractual requirements related to conflict minerals as well as smelters and refiners that are not conformant to a responsible mineral sourcing validation program or that we have reason to believe may source conflict minerals from the Covered Countries. We document mineral country of origin information for the smelters and refiners identified by the supply chain survey, as provided from sources including the supply chain survey, responsible mineral sourcing validation programs, direct contact with smelters and refiners, and from publicly available sources such as smelter and refiner websites.

•

Assess due diligence practices of smelters and refiners: Compare smelters and refiners identified by the supply chain survey against the list of facilities that are conformant to a responsible mineral sourcing validation program such as the RMI’s Responsible Minerals Assurance Program (RMAP), and other RMI cross-recognized, independent third party audit programs.

•

Carry out spot checks of smelters and refiners: Conduct spot checks of smelter and refiner due diligence practices by attempting to visit those facilities that are not conformant to a responsible mineral sourcing validation program and which allowed our visit. Our smelter and refiner visits are designed to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program.

3.	Execute a strategy to respond to identified risks:

•

Report findings to senior management: Provide progress reports to our CEO and TSCG senior management summarizing information gathered during our annual supply chain survey, results from the risk assessment process and status of our risk mitigation efforts.

•

Devise and adopt a risk management plan: Maintain a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from Covered Countries and other CAHRAs which may not be from recycled or scrap sources. Our due diligence measures are significantly based on responsible mineral sourcing validation programs that evaluate the procurement practices of the smelters and refiners that process and provide those conflict minerals to our supply chain.

•

Implement a risk management plan: Perform risk mitigation efforts to bring suppliers into conformity with our Responsible Minerals Sourcing Policy or contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals. We attempt to contact smelter and refiner facilities that are not conformant to a responsible mineral sourcing validation program to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program.

•

Ongoing risk monitoring: Monitor and track suppliers, smelters, and refiners identified as not meeting the requirements set forth in our Responsible Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.

4.	Support the development and implementation of independent third party audits of smelters’ and refiners’ sourcing:

•	Support development and implementation of due diligence practices and tools such as the CMRT through our leadership in the RMI’s Steering Committee and participation within RMI sub-teams.

•	Support development and implementation of the RMAP by defining the terms of the RMAP audit protocol in conjunction with RMI member companies and other industry groups.

•

Support responsible mineral sourcing validation programs that carry out independent third party audits of smelter and refiner facilities, such as the RMAP, through our membership in and financial support of the RMI, including a 2019 donation to the “Upstream Due Diligence Fund” to financially support smelters and refiners to conduct due diligence on their sourcing from CAHRAs.

5.	Report on supply chain due diligence:

•	Publicly communicate our Responsible Minerals Sourcing Policy on our company website at www.intel.com/conflictfree.

•

Report annually on our supply chain due diligence activities in our white paper titled “Intel’s Efforts to Achieve a Responsibly Sourced Mineral Supply Chain” and Corporate Responsibility Report available on our company website at www.intel.com/conflictfree.

•

Obtain an independent private sector audit of applicable sections of this Report and file a Form SD with the SEC. This information is publicly available on our company website at www.intel.com/conflictfree.

The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Description of Reasonable Country of Origin Inquiry Efforts

For 2019, our reasonable country of origin inquiry (RCOI) efforts for conflict minerals included conducting a supply chain survey of our direct suppliers (referred to as “surveyed suppliers”) using the CMRT. The supply chain surveys requested our suppliers to identify the smelters and refiners and countries of origin of the conflict minerals in products they supply to us. We compared the smelters and refiners identified in the surveys against the lists of facilities which are conformant to a responsible mineral sourcing validation program, such as the RMAP or RMI cross-recognized programs. We also proactively attempted to contact smelter and refiner facilities identified by our surveyed suppliers where we did not have mineral country of origin information and requested each facility contacted to identify the types of raw materials processed by the facility and the mineral country of origin for ore processed by that facility. We documented country of origin information for the smelter and refiner facilities identified by surveyed suppliers as provided from sources including the supply chain survey, responsible mineral sourcing validation programs, direct contact with smelters and refiners, and from publicly available sources such as smelter and refiner websites, if we determined such publicly available sources to be reliable.

Results of Reasonable Country of Origin Inquiry Efforts

For 2019, Intel conducted a supply chain survey of 200 suppliers that we determined may contribute necessary conflict minerals to our products.

The results of our RCOI as of March 3, 2020 are as follows:

•	96% of surveyed suppliers provided a CMRT in response to our supply chain survey request.

•	The surveyed suppliers identified 227 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products provided to us.

•

We know or have reason to believe that a portion of the conflict minerals processed by 43 of these 227 smelters and refiners may have originated in the Covered Countries and may not be solely from recycled or scrap sources.

Of the 200 surveyed suppliers, 51 were suppliers specific to Mobileye, an Intel subsidiary, that were not otherwise part of the Intel supply chain (“Mobileye-unique” suppliers). As of March 3, 2020, 43 of the 51 Mobileye-unique suppliers, approximately 84%, had provided a CMRT in response to our supply chain survey request. Our response rate for Mobileye-unique suppliers is not meeting the overall goal that Intel expects from its supply chain (excluding Mobileye-unique suppliers, our supplier response rate was 100%). Intel’s supplier due diligence with these remaining suppliers is ongoing and we are continuing work on our escalation paths to increase the response rate.

Conclusion Based on Reasonable Country of Origin Inquiry

We have concluded in good faith that during 2019:

a)	Intel manufactured and contracted with others to manufacture products as to which conflict minerals are necessary to the functionality or production of our products.

b)

Based on our RCOI, we know or have reason to believe that a portion of the necessary conflict minerals contained in our products originated or may have originated in the Covered Countries and know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources.

As a result of the above conclusion and pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the necessary conflict minerals in our products which we had reason to believe may have originated from the Covered Countries and which may not have come from recycled or scrap sources. There is significant overlap between our RCOI efforts and our due diligence measures performed.

Description of Due Diligence Measures Performed

Below is a description of the measures performed for this reporting period, as of March 3, 2020, to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:

•

Conducted a supply chain survey of suppliers which we identified may be supplying Intel with products that contain necessary conflict minerals using the CMRT, requesting country of origin information regarding the necessary conflict minerals and identification of smelters and refiners that process such minerals.

•	Contacted surveyed suppliers on responses to supply chain surveys that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.

•	Received a CMRT from 96% of our surveyed suppliers in response to our supply chain survey request.

•	Compared smelters and refiners identified by surveyed suppliers against the list of facilities that are conformant to a responsible mineral sourcing validation program.

•

Monitored and tracked surveyed suppliers, and smelters and refiners identified by surveyed suppliers, which we identified as not meeting our Responsible Minerals Sourcing Policy or contractual requirements, to determine their progress in meeting those requirements.

•

Performed risk mitigation efforts with surveyed suppliers we identified as not in conformity with our Responsible Minerals Sourcing Policy or contractual requirements by working with them to bring them into compliance.

•	In 2019, visited three smelters and refiners that were not conformant to a responsible mineral sourcing validation program to encourage and assist their participation in such a program.

•	Provided 13 progress reports to TSCG senior management and two progress reports to our CEO that summarized the status of our responsible minerals program.

•	Obtained an independent private sector audit of applicable sections of this Report, which is set forth as Exhibit A to this Report.

Results of our Due Diligence Measures

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of products which contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by responsible mineral sourcing validation programs. Such sources of information, as well as our smelters and refiner facility visits and publicly available sources, may yield inaccurate or incomplete information and may be subject to fraud.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold, and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers and the entire supply chain to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold, and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers as well as certain smelters and refiners. We ask that the data cover the entire reporting year, and we seek to use contract provisions requiring the suppliers to promptly update us in the event the sourcing data changes. Our due diligence processes are ongoing throughout the year.

Surveyed Supplier Due Diligence Results

Intel evaluated the accuracy and completeness of the responses to our supply chain surveys by our surveyed suppliers. We identified 22 surveyed suppliers whose initial survey response contained incomplete or potentially inaccurate information. We used various methods to identify the incomplete or inaccurate information in the surveyed supplier’s response, including verification checks conducted by third party software or by members of our internal Responsible Minerals team. When an incomplete or inaccurate response was identified, we contacted the applicable surveyed supplier, identified the incomplete or inaccurate information, and requested that the surveyed supplier correct the incomplete or potentially inaccurate information and provide an updated response. 19 of these 22 surveyed suppliers provided an updated CMRT which we determined, using the same evaluation criteria, to be complete and accurate. We continue to work with the remaining suppliers on capacity building to ensure accuracy of future declarations.

Upon receiving a survey response identified to be complete and accurate based on our evaluation criteria, we further evaluated each response for conformity with our Responsible Minerals Sourcing Policy or contractual requirements. These requirements include that our surveyed suppliers must maintain a publicly available conflict minerals sourcing policy, provide a CMRT upon our request, and use smelters and refiners which are either conformant to a responsible mineral sourcing validation program or have begun participating in such a program. We identified surveyed suppliers which were not fully compliant with all applicable requirements and monitored and tracked these suppliers’ progress in meeting the applicable requirements. We performed risk mitigation efforts by contacting each supplier, identifying actions items which we requested the supplier complete, and asking the supplier to provide an updated CMRT. Our risk mitigation efforts are specifically related to meeting our Responsible Minerals Sourcing Policy or contractual requirements, with the goal of bringing each surveyed supplier into compliance with such requirements.

As a result of these supplier due diligence activities, Intel determined that approximately 95% of the surveyed suppliers that had provided a CMRT as of March 3, 2020 (183 out of 192) are in compliance with our Responsible Minerals Sourcing Policy or contractual requirements. Of the nine suppliers not meeting our requirements, two met requirements subsequent to March 3, and we are continuing to work with the other seven suppliers to drive compliance.

Smelter and Refiner Due Diligence Results

As a result of the supply chain survey, our surveyed suppliers identified an aggregate of 227 operational smelter and refiner facilities which may process the necessary conflict minerals contained in the products these surveyed suppliers provided to Intel.

Intel conducted due diligence on these smelters and refiners. Our due diligence activities are dominated by a continual process to determine and monitor whether the identified smelters and refiners are operational and therefore may contribute necessary conflict minerals to our final products, and whether they are conformant to a responsible mineral sourcing validation program or have begun participating in such a program. We sought reliable information on the source and chain of custody of the conflict minerals processed by such facilities, including from publicly available sources, with the goal to determine if any of these facilities processed conflict minerals that may have originated from the Covered Countries and other CAHRAs, and may not be solely from recycled or scrap sources. We also visited two conformant smelters and refiners in our supply chain to better understand their due diligence and procurement practices.

If a smelter or refiner in our supply chain was not yet conformant to a responsible mineral sourcing validation program or had not yet begun participating in such a program, Intel and other RMI member companies proactively attempted to contact such facilities to request country of origin information for the conflict minerals the facilities processed, as well as to encourage and assist their participation in a responsible mineral sourcing validation program and, in some cases, visited such facilities on-site. We monitored and tracked smelters and refiners which we identified as not being conformant to a responsible mineral sourcing validation program or not having begun participating in such a program.

During this reporting year, we identified 23 smelter and refiner facilities that were not conformant to a responsible mineral sourcing validation program. These facilities were the focus of our smelter and refiner due diligence activities for this reporting period and, as a result of our activities, we reasonably concluded that as of March 3, 2020:

•	20 of these 23 smelter and refiner facilities had later become conformant to a responsible mineral sourcing program.

•

Two of these 23 smelter and refiner facilities have begun participating in a responsible mineral sourcing validation program but are not yet conformant. Based on Intel’s due diligence, we have no reason to believe these facilities sourced conflict minerals from the Covered Countries.

•

The remaining facility decided not to continue participating in a responsible mineral sourcing program. Intel is now in the process of removing this refiner from the supply chain and, subsequent to March 3, successfully achieved removal of this refiner from all but one supplier. Based on Intel’s due diligence, we have no reason to believe this refiner sourced conflict minerals from the Covered Countries.

As result of our due diligence activities summarized above, we determined the following as of March 3, 2020:

•

All 227 smelters and refiners identified by our surveyed suppliers are either conformant to a responsible mineral sourcing validation program, have begun participating in such a program, or with respect to the one remaining facility, is a facility that, based on our own due diligence activities, we have no reason to believe processed conflict minerals which originated from the Covered Countries.

•

All 43 smelters and refiners which we know or have reason to believe may source conflict minerals from the Covered Countries which may not be solely from recycled or scrap sources are conformant to a responsible mineral sourcing validation program.

•	We have no reason to believe that any of the 227 smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries.

Below is a summary of the mineral country of origin information collected as of March 3, 2020 as a result of our due diligence activities:

Table 1

Country of Origin	Metal
Argentina	Gold
Australia	Gold
Azerbaijan	Gold
Benin	Gold
Bolivia	Gold
Botswana	Gold
Brazil	Gold
Burkina Faso	Gold

Country of Origin	Metal
Canada	Gold
Chile	Gold
China	Gold
Colombia	Gold
Congo, Democratic Republic of the**	Gold
Cuba*	Gold
Cyprus	Gold
Dominican Republic	Gold
Ecuador	Gold
Egypt	Gold
Eritrea	Gold
Ethiopia	Gold
Fiji	Gold
Finland	Gold
Georgia	Gold
Ghana	Gold
Guatemala	Gold
Guinea	Gold
Guyana	Gold
Honduras	Gold
Indonesia	Gold
Iran*	Gold
Ivory Coast	Gold
Japan	Gold
Kazakhstan	Gold
Kenya	Gold
Laos	Gold
Liberia	Gold
Malaysia	Gold
Mali	Gold
Mauritania	Gold
Mexico	Gold
Mongolia	Gold
Morocco	Gold
Namibia	Gold
Netherlands	Gold
New Zealand	Gold
Nicaragua	Gold
Niger	Gold
Papua New Guinea	Gold
Peru	Gold
Philippines	Gold
Puerto Rico	Gold
Russian Federation	Gold
Rwanda**	Gold
Saudi Arabia	Gold
Senegal	Gold
Serbia	Gold
Slovakia	Gold
Solomon Islands	Gold
South Africa	Gold
Spain	Gold
Suriname	Gold
Swaziland	Gold
Sweden	Gold

Country of Origin	Metal
Tajikistan	Gold
Tanzania**	Gold
Togo	Gold
Turkey	Gold
Uganda**	Gold
United Kingdom	Gold
United States of America	Gold
Uruguay	Gold
Zambia**	Gold
Zimbabwe	Gold
Australia	Tantalum
Austria	Tantalum
Bolivia	Tantalum
Brazil	Tantalum
Burundi**	Tantalum
China	Tantalum
Colombia	Tantalum
Congo, Democratic Republic of the**	Tantalum
Ethiopia	Tantalum
France	Tantalum
Germany	Tantalum
Guinea	Tantalum
India	Tantalum
Madagascar	Tantalum
Malaysia	Tantalum
Mozambique	Tantalum
Namibia	Tantalum
Nigeria	Tantalum
Russian Federation	Tantalum
Rwanda**	Tantalum
Sierra Leone	Tantalum
Somaliland	Tantalum
Spain	Tantalum
Thailand	Tantalum
Zimbabwe	Tantalum
Australia	Tin
Bolivia	Tin
Brazil	Tin
Burundi**	Tin
China	Tin
Colombia	Tin
Congo, Democratic Republic of the**	Tin
Guinea	Tin
Indonesia	Tin
Laos	Tin

Country of Origin	Metal
Malaysia	Tin
Mongolia	Tin
Myanmar	Tin
Nigeria	Tin
Peru	Tin
Portugal	Tin
Russian Federation	Tin
Rwanda**	Tin
Taiwan	Tin
Thailand	Tin
Uganda**	Tin
United Kingdom	Tin
Venezuela*	Tin
Vietnam	Tin
Australia	Tungsten
Bolivia	Tungsten
Brazil	Tungsten
Burundi**	Tungsten
China	Tungsten
Colombia	Tungsten
Congo, Democratic Republic of the**	Tungsten
Guinea	Tungsten
Indonesia	Tungsten
Laos	Tungsten
Malaysia	Tungsten
Mongolia	Tungsten
Myanmar	Tungsten
Nigeria	Tungsten
Peru	Tungsten
Portugal	Tungsten
Russian Federation	Tungsten
Rwanda**	Tungsten
Spain	Tungsten
Taiwan	Tungsten
Thailand	Tungsten
Uganda**	Tungsten
United Kingdom	Tungsten
United States of America	Tungsten
Uzbekistan	Tungsten
Vietnam	Tungsten

*

Minerals from this country were substantially transformed before being incorporated into finished products. Such a substantial transformation of the minerals happened outside of the United States in a third country by a person other than a United States person.

**	Covered Countries

Summary of Smelter and Refiner Status

The charts below summarize, by mineral, the numbers of operational smelter and refiner facilities, identified by our surveyed suppliers, that as of March 3, 2020:

(i)	are conformant to a responsible mineral sourcing validation program (referred to as “Conformant”),

(ii)

have begun participating in a responsible mineral sourcing validation program (referred to as “Active”; as noted above, we have no reason to believe, based on our due diligence, that these facilities process conflict minerals originating from the Covered Countries), or

(iii)

are not conformant to a responsible mineral sourcing validation program (referred to as “Non Conformant”; as noted above, we have no reason to believe, based on our due diligence, that this facility processes conflict minerals originating from the Covered Countries).

Status of Identified Smelters and Refiners

The table below (Table 2) lists the facilities which, to the extent known, processed the necessary conflict minerals in our products based on responses received from our surveyed suppliers as of March 3, 2020. Intel conducts no direct transactions and has no contractual relationship with these smelter and refiner facilities nor their sources of ore.

Table 2

Metal	Smelter or Refinery Facility Name†	Country†
Tantalum	Asaka Riken Co., Ltd.*	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	CHINA
Tantalum	D Block Metals, LLC*	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.*	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA
Tantalum	FIR Metals & Resource Ltd.*	CHINA
Tantalum	Global Advanced Metals Aizu*	JAPAN
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*	CHINA
Tantalum	H.C. Starck Co., Ltd.*	THAILAND
Tantalum	H.C. Starck Tantalum and Niobium GmbH*	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH*	GERMANY
Tantalum	H.C. Starck Inc.*	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.*	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG*	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET Blue Metals*	MEXICO
Tantalum	LSM Brasil S.A.*	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Tantalum	NPM Silmet AS*	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	QuantumClean*	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Solikamsk Magnesium Works OAO*	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tantalum	PRG Dooel*	NORTH MACEDONIA
Tin	Ma’anshan Weitai Tin Co., Ltd.*	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	CHINA
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	CHINA
Tin	Alpha*	UNITED STATES OF AMERICA

Metal	Smelter or Refinery Facility Name†	Country†
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA
Tin	Dowa*	JAPAN
Tin	Metallo Spain S.L.U.*	SPAIN
Tin	EM Vinto*	BOLIVIA
Tin	Fenix Metals*	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC*	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.*	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.*	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.*	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Melt Metais e Ligas S.A.*	BRAZIL
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.*	BELGIUM
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA
Tin	PT Artha Cipta Langgeng*	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya*	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Refined Bangka Tin*	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN
Tin	Soft Metais Ltda.*	BRAZIL
Tin	Thaisarco*	THAILAND
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	CHINA
Tin	Yunnan Tin Company Limited*	CHINA
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.*	VIETNAM
Tin	HuiChang Hill Tin Industry Co., Ltd.*	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant*	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	CHINA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Gold	DS PRETECH Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	8853 S.p.A.*	ITALY
Gold	Advanced Chemical Company*	UNITED STATES OF AMERICA

Metal	Smelter or Refinery Facility Name†	Country†
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN
Gold	Al Etihad Gold Refinery DMCC*	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Argor-Heraeus S.A.*	SWITZERLAND
Gold	Asahi Pretec Corp.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	Aurubis AG*	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden AB*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	CCR Refinery—Glencore Canada Corporation*	CANADA
Gold	Cendres + Metaux S.A.*	SWITZERLAND
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.*	CHINA
Gold	DSC (Do Sung Corporation)*	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbH*	GERMANY
Gold	Dowa*	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	Emirates Gold DMCC*	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation*	UNITED STATES OF AMERICA
Gold	LT Metal Ltd.*	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG*	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	Japan Mint*	JAPAN
Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JSC Uralelectromed*	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	Kazzinc*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC*	KYRGYZSTAN
Gold	L’Orfebre S.A.*	ANDORRA

Metal	Smelter or Refinery Facility Name†	Country†
Gold	LS-NIKKO Copper Inc.*	KOREA, REPUBLIC OF
Gold	Marsam Metals*	BRAZIL
Gold	Materion*	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.*	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.*	CHINA
Gold	Metalor Technologies S.A.*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Moscow Special Alloys Processing Plant*	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat*	UZBEKISTAN
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)*	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery*	RUSSIAN FEDERATION
Gold	PAMP S.A.*	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals*	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	REMONDIS PMR B.V.*	NETHERLANDS
Gold	Royal Canadian Mint*	CANADA
Gold	SAAMP*	FRANCE
Gold	Samduck Precious Metals*	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH*	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Singway Technology Co., Ltd.*	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.*	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	Great Wall Precious Metals Co., Ltd. of CBPM*	CHINA
Gold	The Refinery of Shandong Gold Mining Co., Ltd.*	CHINA
Gold	Tokuriki Honten Co., Ltd.*	JAPAN

Metal	Smelter or Refinery Facility Name†	Country†
Gold	Torecom*	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.*	BRAZIL
Gold	Umicore Precious Metals Thailand*	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)*	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CHINA
Gold	AU Traders and Refiners*	SOUTH AFRICA
Gold	Bangalore Refinery*	INDIA
Gold	SungEel HiMetal Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	Safimet S.p.A*	ITALY
Gold	SAFINA A.S.**	CZECH REPUBLIC
Tungsten	KGETS Co., Ltd.*	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN
Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders Corp.*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co. KG*	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	CHINA
Tungsten	Hydrometallurg, JSC*	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.*	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	Masan Tungsten Chemical LLC (MTC)*	VIETNAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*	VIETNAM

Metal	Smelter or Refinery Facility Name†	Country†
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.*	CHINA
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	PHILIPPINES
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.*	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Xianglu Tungsten Co., Ltd.**	CHINA

†	Smelter and refiner facility names and locations as reported by the RMI as of March 3, 2020.
*	Denotes smelters and refiners which are conformant to a responsible mineral sourcing validation program as of March 3, 2020.
**	Denotes smelters and refiners which are participating in a responsible mineral sourcing validation program as of March 3, 2020.

Conclusion and Future Due Diligence Measures

The facilities reported in Table 2 processed the necessary conflict minerals in our products based on responses received from 96% of our surveyed suppliers as of March 3, 2020. As of March 3, 2020, 99.6% of the reported smelter and refiner facilities are conformant or are participating in a responsible mineral sourcing validation program. Based on our due diligence, we have no reason to believe the sole remaining facility sources conflict minerals from the Covered Countries, and we are working to remove this facility from our supply chain. All smelters and refiners that we know or have reason to believe may source conflict minerals from the Covered Countries which may not be solely from recycled or scrap sources are conformant to a responsible mineral sourcing validation program as of March 3, 2020. We have no reason to believe that any of the reported smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries. We are continuing to engage in the activities described above in “Design of Responsible Minerals Program” and we are continuing to follow up with suppliers that are not meeting our requirements as well as contacting smelters and refiners that are not yet conformant to a responsible mineral sourcing validation program. We are encouraging and assisting such smelters and refiners to participate in a responsible mineral sourcing validation program, thus supporting our efforts to build ethical and socially responsible supply chains for our company.

Our efforts to determine the mine or location of origin of the necessary conflict minerals in all our products with the greatest possible specificity consisted of the due diligence measures described in this Report. In particular, we relied on the information made available by responsible mineral sourcing validation programs for the smelters and refiners in our supply chain because such programs review and audit whether sufficient evidence exists regarding the mine and/or location of origin of the conflict minerals that the audited smelter or refiner facilities have processed. We also sought source and chain of custody information directly from smelters and refiners and from publicly available sources and, if we determined such information to be reliable, we used the information to make reasonable conclusions on the source and chain of custody of the conflict minerals processed by facilities which were not conformant to or participating in a responsible mineral sourcing validation program.

Additionally, Intel’s responsible minerals program is evolving to address a broader range of minerals originating from CAHRAs. We are assessing the risks of other minerals in our products and have updated our due diligence practices to address CAHRAs when conducting country of origin analysis in our supply chain. We also have updated our minerals sourcing policy to reflect this expansion in scope. Intel is continuing to partner with the RMI and other key industry associations to expand and improve responsible mineral sourcing.

Efforts Pertaining to Cobalt

Intel continues to evaluate and expand upon the framework of our due diligence programs as material use and risk profiles emerge. Cobalt has been identified as a mineral of concern due to reports of child labor and other social impacts in CAHRAs. Aligned with our approach to conflict minerals, our desire is not to eliminate sourcing from CAHRAs, but rather to identify and mitigate risks in our supply chain to obtain only minerals that are sourced responsibly.

We use cobalt in our next-generation microprocessor manufacturing technology and have taken steps to pursue its responsible sourcing. Since 2017, we have conducted a survey of our direct suppliers that provide materials contributing cobalt to Intel-manufactured microprocessor products to identify cobalt smelters and refiners in our microprocessor supply chain and have reported our results in our Corporate Responsibility Report. We conducted risk mitigation in our supply chain, including smelter outreach, which included a visit to one cobalt refiner in 2019, and country of origin assessments, as well as working with direct suppliers to facilitate alternative sourcing where appropriate.

In 2019, Intel began using the newly established RMI-developed Cobalt Reporting Template (CRT) and expanded the survey process to include suppliers of product components in addition to our manufactured products. We identified and surveyed 55 suppliers whose products may contain intentionally added cobalt contributing to our in-scope products. Out of these 55 surveyed suppliers, 44 responded with a completed CRT and another four submitted a timeline for completion to give us an 87% overall response rate. We will continue to work on education and capability building with our suppliers to improve our response rate and data accuracy. We are using the information obtained to conduct due diligence on the identified refiners and actively focus our outreach efforts to encourage RMAP involvement. Participation in such a program verifies these facilities have management systems in place to ensure the cobalt they process is responsibly sourced in alignment with OECD Guidance.

Intel strongly believes that collaboration among industry, government, non-governmental organizations and civil society experts is the best way to effectively create positive change in our supply chain. Intel is participating in developing industry-wide standards to better align, and thus strengthen, the collective approach to responsible cobalt sourcing. Accordingly, we collaborated with RMI to establish industry standards, including the Cobalt Reporting Template (CRT) and the RMAP Pilot Cobalt Due Diligence Standard. These efforts further our pursuit to ensure that cobalt in our products is responsibly sourced.

On our website at www.intel.com/conflictfree, we publish a smelter and refiner list that includes the facilities that, to the extent known, may have processed the cobalt in our products based on responses received from our surveyed suppliers.

Independent Private Sector Audit of this Report

We obtained an independent private sector audit of the conflict minerals assertions contained in the “Design of Conflict Minerals Program” and “Description of Due Diligence Measures Performed” sections in this Report by Ernst & Young LLP, which is set forth as Exhibit A to this Report. The “Efforts Pertaining to Cobalt” section is excluded from the private sector audit in this Report.

Intel and the Intel logo, Intel Atom, Intel Core, Xeon, Celeron, Pentium, Quark, Stratix, Arria, Cyclone, MAX, Agilex, eASIC, and Enpirion are trademarks of Intel Corporation or its subsidiaries in the U.S. and/or other countries.

Other names and brands may be claimed as the property of others. The “Efforts Pertaining to Cobalt” section is not required by the Rule and is furnished as a supplement to this Report.

Exhibit A

Report of Independent Accountants

To the stockholders and The Board of Directors of Intel Corporation

We have examined whether the design of Intel Corporation’s (the “Company”) due diligence framework as set forth in the Design of Responsible Minerals Program section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2019, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition 2016, (“OECD Due Diligence Guidance”), and whether the Company’s description of the due diligence measures it performed, as set forth in Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2019, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination. Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance

•	The completeness of the Company’s description of the due diligence measures performed

•	The suitability of the design or operating effectiveness of the Company’s due diligence process

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance

•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof

•	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than the design of the Company’s due diligence framework as set forth in the Design of Responsible Minerals Program section and the Company’s description of the due diligence measures it performed as set forth in the Description of Due Diligence Measures Performed section referenced in the first paragraph above.

In our opinion, the design of the Company’s due diligence framework for the reporting period from January 1 to December 31, 2019, as set forth in the Design of Responsible Minerals Program section of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and the Company’s description of the due diligence measures it performed as set forth in the Description of Due Diligence Measures Performed section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2019, is consistent, in all material respects, with the due diligence process that the Company undertook.

/s/ Ernst & Young LLP

San Jose, California

May 14, 2020